Exhibit 3.3

ARTICLES OF MERGER

MERGING

KRC MERGER SUB CORP.

(a Maryland corporation)

WITH AND INTO

KIMCO REALTY CORPORATION

(a Maryland corporation)

December 29, 2022

KRC Merger Sub Corp., a Maryland corporation (the “Merging Company”), and Kimco Realty Corporation, a Maryland corporation (the “Surviving Corporation”), hereby certify to the State Department of Assessments and Taxation of Maryland that:

FIRST:            The Merging Company and the Corporation have agreed that the Merging Company shall be merged (the “Merger”) with and into the Surviving Corporation on the terms and conditions set forth herein and in that certain Agreement and Plan of Merger, dated as of December 15, 2022 (the “Merger Agreement”), by and among the Corporation, New KRC, Corp., a Maryland corporation (“Holdco”), and the Merging Company.

SECOND:      The Surviving Corporation shall survive the Merger as a corporation organized and existing under the laws of the State of Maryland

THIRD:          The Merging Company is a Maryland corporation incorporated under the laws of the State of Maryland. The principal office of the Merging Company in the State of Maryland is located in Baltimore County. The Merging Company owns no interest in land located in the State of Maryland.

FOURTH:      The Surviving Corporation is a Maryland corporation incorporated under the laws of the State of Maryland. The principal office in Maryland of the Surviving Corporation is located in Baltimore County.

FIFTH:          The total number of shares of all classes and series of stock which the Merging Company has the authority to issue is 1,000 shares, $0.01 par value per share, all of one class.

SIXTH:         The total number of shares of all classes and series of stock which the Surviving Corporation has the authority to issue is 1,141,100,000 shares, consisting of 750,000,000 shares of common stock, $0.01 par value per share (the “Surviving Corporation Common Stock”), 384,046,000 shares of excess stock, $0.01 par value per share (the “Surviving Corporation Excess Stock”), 7,012,140 shares of preferred stock, $1.00 par value per share (the “Surviving Corporation Undesignated Preferred Stock”), 10,350 shares of 5.125% Class L cumulative redeemable preferred stock, $1.00 par value per share (the “Class L Preferred Stock”), 10,350 shares of Class L excess preferred stock, $1.00 par value per share (the “Class L Excess Preferred Stock”), 10,580 shares of 5.25% Class M cumulative redeemable preferred stock, $1.00 par value per share (the “Class M Preferred Stock”), and 10,580 shares of Class M excess preferred stock, $1.00 par value per share (the “Class M Excess Preferred Stock” and together with the Surviving Corporation Undesignated Preferred Stock, the Class L Preferred Stock, the Class L Excess Preferred Stock and the Class M Preferred Stock, the “Surviving Corporation Preferred Stock”). The aggregate par value of all shares of all classes and series of stock of the Surviving Corporation having a par value is $18,394,460. These Articles of Merger do not change the total authorized shares of stock of the Surviving Corporation.

SEVENTH:    At the Effective Time, the Merging Company shall be merged with and into the Surviving Corporation; and, thereupon, the Surviving Corporation shall possess any and all purposes and powers of the Merging Company; and all leases, licenses, property, rights, privileges and powers of whatever nature and description of the Merging Company shall be transferred to, vested in and devolved upon the Surviving Corporation, without further act or deed, and all of the debts, liabilities, duties and obligations of the Merging Company will become the debts, liabilities, duties and obligations of the Surviving Corporation. At the Effective Time,

(a)   Each share of stock of Merging Company issued and outstanding immediately prior to the Effective Time shall automatically convert, on a one-for-one basis, into one share of Surviving Corporation Common Stock;

(b)   Each share of Surviving Corporation Common Stock, Surviving Corporation Excess Stock and Surviving Corporation Preferred Stock issued and outstanding immediately prior to the Effective Time shall automatically convert, on a one-for-one basis, into one equivalent share of stock of Holdco, as applicable, as provided for in Section 1.7 of the Merger Agreement.

EIGHTH:     The terms and conditions of the transaction set forth in these Articles of Merger were duly advised, authorized and approved by the Surviving Corporation in the manner and by the vote required by the laws of the State of Maryland and the charter and the bylaws of the Surviving Corporation, as follows, the board of directors of the Surviving Corporation, adopted resolutions at a duly called meeting of the board of directors at which a quorum of the members of the board of directors was present, approving the Merger, on the terms and subject to the conditions set forth in the Merger Agreement, and pursuant to Section 3-106.2(b) of the Maryland General Corporation Law (“MGCL”), the approval of the Surviving Corporation’s stockholder is not required.

NINTH:       The terms and conditions of the transaction set forth in these Articles of Merger were duly advised, authorized and approved by the Merging Company in the manner and by the vote required by the laws of the State of Maryland and the charter and the bylaws of the Merging Company, as follows, the board of directors of the Merging Company, adopted resolutions at a duly called meeting of the board of directors at which a quorum of the members of the board of directors was present, and the sole stockholder of the Merging Company adopted resolutions by written consent in lieu of a meeting, approving the Merger, on the terms and subject to the conditions set forth in the Merger Agreement.

TENTH:         In accordance with Section 2-605 of the MGCL, the charter of the Surviving Corporation is hereby amended, as of the Effective Time, to change the name of the Surviving Corporation to the following:

KRC Interim Corp.

ELEVENTH:  The Merger shall become effective at 12:01 a.m, Eastern Time, on January 1, 2023 (the “Effective Time”).

TWELFTH:   Each of the undersigned acknowledges these Articles of Merger to be the act of the entity on whose behalf that person has signed, and further, as to all matters or facts required to be verified under oath, each of the undersigned acknowledges that to the best of that person’s knowledge, information and belief, these matters and facts relating to the entity on whose behalf that person has signed are true in all material respects and that this statement is made under the penalties of perjury.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

IN WITNESS WHEREOF, these Articles of Merger have been duly executed by the parties hereto as of the date first written above.

ATTEST:		KRC MERGER SUB CORP.

By:	/s/ Kathleen M. Gazerro	By:	/s/ Glenn G. Cohen
Name:	Kathleen M. Gazerro	Name:	Glenn G. Cohen
Title:	Assistant Secretary	Title:	Executive Vice President, Chief Financial Officer and Treasurer

ATTEST:		KIMCO REALTY CORPORATION

By:	/s/ Kathleen M. Gazerro	By:	/s/ Glenn G. Cohen
Name:	Kathleen M. Gazerro	Name:	Glenn G. Cohen
Title:	Assistant Secretary	Title:	Executive Vice President, Chief Financial Officer and Treasurer

[Signature Page – Merger Sub / Kimco Realty Corporation Articles of Merger]